Conformed Copy

Exhibit 10.41

FIRST AMENDMENT OF LEASE

     AGREEMENT (this “Agreement”), made as of December 21, 2004, between 111 CHELSEA COMMERCE LP (“Landlord”), a Delaware limited partnership with an address c/o Taconic Investment Partners LLC, 111 Eighth Avenue, New York, New York 10011, and WEBMD, INC. (“Tenant”), a Georgia corporation with an address at 669 River Drive, Center Two, Elmwood Park, New Jersey 07407.

Statement of Facts

     By lease dated as of June 30, 2004 (the “Lease”), Landlord leased to Tenant and Tenant hired from Landlord a portion of the seventh (7th) floor in the building (the “Building”) located at 111 8th Avenue, New York, New York (such portion of the seventh (7th) floor in the Building being hereinafter collectively referred to as the “Original Premises”), upon all of the terms, covenants, conditions and provisions more particularly contained in the Lease.

     Except as otherwise set forth in this Agreement, all capitalized terms used in this Agreement shall have the meanings ascribed to them in the Lease.

     Landlord and Tenant now desire to amend the Lease by, among other things, adding to the Original Premises another portion of the seventh (7th) floor of the Building, upon all of the terms, covenants and conditions contained in this Agreement.

     NOW, THEREFORE, for ten ($10.00) dollars and other good and valuable consideration, the receipt and adequacy of which is hereby mutually acknowledged, Landlord and Tenant hereby agree to the following:

Terms and Conditions

     1. Additional Premises.

          Effective from and after the date hereof, (a) the term “this Lease,” as used in the Lease, shall be deemed to refer to the Lease, as amended by this Agreement, (b) the term “Premises,” as such term is used in the Lease, shall mean the Original Premises and the portion of the seventh (7th) floor of the Building substantially where shown in hatching on Exhibit A hereto (which by this reference is made a part hereof) (such portion of the seventh (7th) floor of the Building being hereinafter referred to as the “Additional Premises”), (c) the floor plan of the Original Premises attached to the Lease shall be amended to include the floor plan of the Additional Premises attached as Exhibit A hereto, and “Premises Area” shall be increased by 5,736 Rentable Square Feet. Except as otherwise provided in this Agreement, the Additional Premises shall be leased to, and hired by, Tenant upon all of the terms, covenants and conditions contained in the Lease, as amended by this Agreement.

          2. Use and Occupancy. Effective from and after the date hereof, Section 3.3 of the Lease shall be amended by deleting the word “Demised” therefrom.

     3. Fixed Rent.

          (a) Effective from and after the date hereof, the Fixed Rent payable under subsection 2.01(a) of the Lease, as amended by this Agreement, shall be increased by:

          (i) One Hundred Eighty-Three Thousand Five Hundred Fifty-Two and 00/100 Dollars ($183,552.00 per annum ($15,296.00 per month) for the First Rent Period;

          (ii) One Hundred Eighty-Seven Thousand Two Hundred Twenty-Three and 04/100 Dollars ($187,223.04) per annum ($15,601.92 per month) for the Second Rent Period;

          (iii) One Hundred Ninety Thousand Nine Hundred Sixty-Seven and 50/100 Dollars ($190,967.50) per annum ($15,913.96 per month) for the Third Rent Period;

          (iv) One Hundred Ninety-Four Thousand Seven Hundred Eighty-Six and 85/100 Dollars ($194,786.85) per annum ($16,232.24 per month) for the Fourth Rent Period;

          (v) One Hundred Ninety-Eight Thousand Six Hundred Eighty-Two and 59/100 Dollars ($198,682.59) per annum ($16,556.88 per month) for the Fifth Rent Period;

          (vi) Two Hundred Twenty-Five Thousand Six Hundred and 24/100 Dollars ($225,600.24) per annum ($18,800.02 per month) for the Sixth Rent Period;

          (vii) Two Hundred Thirty Thousand One Hundred Twelve and 24/100 Dollars ($230,112.24) per annum ($19,176.02 per month) for the Seventh Rent Period;

          (viii) Two Hundred Thirty-Four Thousand Seven Hundred Fourteen and 49/100 Dollars ($234,714.49) per annum ($19,559.54 per month) for the Eighth Rent Period;

          (ix) Two Hundred Thirty-Nine Thousand Four Hundred Eight and 78/100 Dollars ($239,408.78) per annum ($19,950.73 per month) for the Ninth Rent Period; and

          (x) Two Hundred Forty-Four Thousand One Hundred Ninety-Six and 95/100 Dollars ($244,196.95) per annum ($20,349.75 per month) for the Tenth Rent Period.

          (b) Tenant covenants and agrees to pay such increases in Fixed Rent in the manner and in accordance with, and subject to, the terms, covenants and conditions of the Lease, as amended by this Agreement.

          (c) (i) Subparagraph (c)(ii) below, and not Section 2.2 of the Lease, shall apply to the Fixed Rent described above in respect of the Additional Premises.

               (ii) Notwithstanding anything to the contrary contained herein, upon execution and delivery of this Agreement, Tenant shall pay to Landlord the sum of Fifteen Thousand Two Hundred Ninety-Six Dollars and 00/100 ($15,296.00) representing the installment of Fixed Rent for the first (1st) full calendar month of the Term after the Commencement Date in respect of the Additional Premises. If the date (the “Additional Premises Rent Payment Date”) on which Tenant’s obligation to pay Fixed Rent in respect of the Additional Premises commences occurs on a date other than the first (1st) day of any calendar month, Tenant shall also pay to Landlord, on the Additional Premises Rent Payment Date, a sum equal to Fifteen Thousand Two Hundred Ninety-Six Dollars and 00/100 ($15,296.00), prorated on a daily basis for the period from the Additional Premises Rent Payment Date to the last day of the month in which the Rent Payment Date occurs, based on the number of calendar days in such month.

          (d) (i) Subparagraph (d)(ii) below, and not Section 2.3 of the Lease, shall apply to the Fixed Rent described above in respect of the Additional Premises.

               (ii) Notwithstanding anything to the contrary set forth in subparagraph 3(a) above, so long as no Event of Default in respect of a monetary obligation under the Lease, as amended by this Agreement, or a material non-monetary obligation under the Lease, as amended by this Agreement, shall then have occurred and be continuing, Tenant shall have no obligation to pay the first $91,776 of Fixed Rent payable under the Lease, as amended by this Agreement, in respect of the Additional Premises; provided, however, that if at the time Tenant would otherwise be entitled to the abatement of Fixed Rent provided for in this subparagraph, but for the fact that at such time such Event(s) of Default have occurred and are continuing, such abatement shall be reinstated if and when all of such event(s) that caused such Event(s) of Default are cured, provided Landlord accepts such cure and has not terminated the Lease as a result of any of such Event(s) of Default.

     4. Real Estate Tax Increase.

          Effective from and after the date hereof, subsection 7.1(b) of the Lease shall be amended by increasing Tenant’s Share by 0.25%.

     5. Compliance with Laws.

          Effective from and after the date hereof:

          (a) Subsections 8.2(b) and (c), and subsection 8.3(c) of the Lease shall be amended by increasing the number “375” to “399”;

          (b) Subsection 8.3(c) of the Lease shall be amended by deleting the amount “$14,666.84” therefrom, and by inserting the amount “$15,672.60” in lieu thereof.

     6. Electricity.

          Effective from and after the date hereof:

          (a) Clause (viii) of subsection 5.2(a) of the Lease, and subsection 10.1(a) of the Lease shall be amended by deleting “1200 amp” and “1200 ampere,” respectively, therefrom, and by inserting “1300 ampere” in lieu thereof; and

          (b) Subsection 10.1(a) of the Lease shall be amended further by deleting “960 amperes” therefrom, and by inserting “1040 amperes” in lieu thereof.

     7. Heat, Ventilation And Air-Conditioning.

          Effective from and after the date hereof:

          (a) Subsection 10.2(d) of the Lease shall be amended by increasing “250 tons” to “266 tons”; and

          (b) The following shall be added to Section 10.2 of the Lease as subsection (f):

“(f) To the extent that Tenant’s HVAC System includes computer room air-conditioning units (“CRACs”) that use a water based cooling medium, Landlord will provide to Tenant glycol water sufficient to operate up to 15 tons of CRACs from the Building’s glycol system, at no additional charge, 24 hours per day, 365 days per year. Tenant shall have the right to tap into the Building’s glycol system, at Tenant’s expense. Except for such expense, there shall be no tap-in or other charge to Tenant for the initial work necessary to tap into the Building glycol system. Landlord shall have the right from time to time during the term of this Lease, at Landlord’s expense, to substitute for such glycol water another water based cooling medium that is sufficient to operate up to 15 tons of CRACs.”

     8. Building Emergency Generator.

          Effective from and after the date hereof, Subsection 10.9(a) of the Lease shall be amended by increasing “400 amperes” to “425 amperes.”

     9. Landlord’s Contribution.

          Effective from and after the date hereof, Article 30 of the Lease shall be amended by increasing the amount Four Million Seven Hundred Sixteen Thousand and 00/100 Dollars ($4,716,000.00) to Five Million Three Hundred Ninety-Three Thousand Five Hundred Seventeen and 78/100 Dollars ($5,393,517.78), and by increasing the amounts $923,000.00 to $980,360.00.

     10. Security Deposit; Guaranty.

          (a) Tenant has deposited with Landlord the sum of Ninety-One Thousand Seven Hundred Seventy-Six and 00/100 Dollars ($91,776.00) as additional security for the full and faithful performance of all of the obligations of Tenant under the Lease, as amended by this Agreement, in the form of an amendment to the Letter of Credit, which additional security shall increase, and be a part of, the Security Deposit.

          (b) From and after the date hereof:

               (i) The amount of One Million Three Hundred Thirty-Eight Thousand Three Hundred Fifty and 00/100 Dollars ($1,338,350.00) set forth in Section 32.1 of the Lease shall be increased to One Million Four Hundred Thirty Thousand One Hundred Twenty-Six and 00/100 Dollars ($1,430,126.00);

               (ii) The amount of $669,175.00 set forth in Section 32.3 of the Lease shall be increased to $715,063.00;

               (iii) The amounts of $5,353,400.00 set forth in Section 32.6(b) of the Lease shall be increased to $5,720,504;

               (iv) The amounts of $4,568,850.00 set forth in Section 32.6(b) of the Lease shall be increased to $4,878,594.

          (c) Together with the execution of this Agreement, WebMD Corporation is executing and delivering to Landlord a Ratification of Guaranty in respect of this Agreement.

     11. Subject Space. No part of the Additional Premises constitutes “Subject Space,” as such term is defined and used in Article 35 of the Lease.

     12. Broker.

          (a) Each of Landlord and Tenant represents and warrants to the other that it has not dealt with any broker in connection with this Agreement other than Taconic Management Company, CB Richard Ellis Real Estate Services, Inc. and Williams Real Estate Co., Inc. (collectively, “Broker”) and that to the best of its knowledge and belief, no other broker, finder or similar Person procured or negotiated this Agreement or is entitled to any fee or commission in connection herewith.

          (b) Each of Landlord and Tenant shall indemnify, defend, protect and hold the other party harmless from and against any and all losses, liabilities, damages, claims, judgments, fines, suits, demands, costs, interest and expenses of any kind or nature (including reasonable attorneys’ fees and disbursements) which the indemnified party may incur by reason of any claim of or liability to any broker, finder or like agent (other than Broker) arising out of any dealings claimed to have occurred between the indemnifying party and the claimant in connection with this Agreement, or the above representation being false. The provisions of this Paragraph shall survive the Expiration Date or earlier termination of the Term.

          (c) Based on the representations, warranties and obligations of Tenant set forth in subparagraphs (a) and (b) above, Landlord agrees to pay to Broker pursuant to separate agreements any commission payable to Broker in connection with this Agreement.

     13. Miscellaneous.

          (a) Except as otherwise provided herein, all of the terms, covenants, conditions and provisions of the Lease shall remain and continue unmodified, in full force and effect.

          (b) This Agreement sets forth the entire agreement between the parties regarding the letting of the Additional Premises to Tenant, superseding all prior agreements and understandings, written and oral, regarding the letting of the Additional Premises to Tenant, and may not be altered or modified except by a writing signed by both parties.

          (c) Landlord and Tenant each represent and warrant to the other that it has not relied upon any representation or warranty, express or implied, in entering into this Agreement, except those which are set forth herein.

          (d) This Agreement has been executed in the State of New York and shall be governed by and construed in accordance with the laws of the State of New York.

          (e) The covenants and agreements herein contained shall bind and inure to the benefit of Landlord, its successors and assigns, and Tenant, its successors and assigns. If any of the provisions of this Agreement, or its application to any situation, shall be invalid or unenforceable to any extent, the remainder of this Agreement, or the application thereof to situations other than that as to which it is invalid or unenforceable, shall not be affected thereby, and every provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

          (f) The captions of this Agreement are for convenience and reference only and in no way define, limit or describe the scope or intent of this Agreement.

          (g) Submission by Landlord of the within Agreement for execution by Tenant shall confer no rights nor impose any obligation on Landlord unless and until both Landlord and Tenant shall have executed this Agreement and duplicate originals thereof shall have been delivered by Landlord and Tenant to each other.

          (h) The Statement of Facts first set forth in this Agreement and the exhibits and schedules attached hereto are incorporated into this Agreement and are, and shall for all purposes be deemed to be, a part of this Agreement.

          (i) This Agreement may be executed in one or more original counterparts, all of which shall constitute the same document.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Agreement as of the date first above written.

111 CHELSEA COMMERCE LP

By: Taconic Chelsea Holdings LLC, managing member

By: Taconic SL Principals LLC, managing member

By:	/s/ Paul Pariser

Name:	Paul Pariser
Title:	Authorized Signatory

WEBMD, INC.

By:	/s/ David A. Dutkus

Name:	David A. Dutkus
Title:	Vice President — Legal